Exhibit 99.1

Amarin Announces $52.8 Million Private Placement

March 6, 2015

BEDMINSTER, NJ and DUBLIN, IRELAND — (Marketwired) — 03/06/15 — Amarin Corporation plc (NASDAQ: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced that it has entered into a definitive securities subscription agreement with a group of institutional investors, including both existing and new investors, for the private placement of up to a maximum of $52,822,618.50 of restricted American Depositary Shares, each representing one share of Amarin’s Series A Convertible Preference Shares, par value £0.05 per share, in the capital of the Company.

For each restricted American Depositary Share, the investors have agreed to pay a negotiated price of $0.15, resulting in $52,822,618.50 in aggregate gross proceeds to Amarin, before deducting estimated offering expenses of approximately $0.6 million. The closing of the private placement is subject to customary closing conditions.

The Series A Convertible Preference Shares are non-voting. Each ten (10) Series A Convertible Preference Shares may be consolidated and redesignated as one ordinary share, par value £0.50 per share, in the capital of the Company, provided that consolidation will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 4.99% of the total number of Amarin ordinary shares outstanding following such redesignation. A maximum of 35,215,079 ordinary shares, each represented by American Depositary Shares (ADSs) are issuable upon the consolidation and redesignation of the Series A Convertible Preference Shares.

The securities offered and to be sold by Amarin in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Amarin has agreed to file a registration statement with the SEC covering the resale of the restricted American Depositary Shares and the ordinary shares created by the consolidation and redesignation of the Series A Convertible Preference Shares.

The Company intends to use the net proceeds from this private placement primarily to support the commercialization of Vascepa® (icosapent ethyl) capsules, to advance the Company’s REDUCE-IT cardiovascular outcomes trial and for general corporate and working capital purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing outcomes study. Vascepa®(icosapent ethyl), Amarin’s first FDA approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

Forward-looking statements

This press release contains forward-looking statements, including statements about the expected closing of the private placement and the expected use of proceeds from the private placement. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk associated with the FDA’s October 2013 rescission of the ANCHOR SPA agreement; the risk that FDA will follow the negative recommendation of the advisory committee; the risk that the recent reductions in expenses will not be sufficient or will hurt sales; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Amarin contact information:

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com